EXHIBIT 2.3
ASSIGNMENT AND ASSUMPTION AGREEMENT
     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of December 30, 2009, by and between ENERGY WEST, INCORPORATED, a Montana corporation (“Assignor”) and ENERGY, INC., a Montana corporation (“Assignee”).
RECITALS
     WHEREAS, on June 29, 2009, Assignor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Richard M. Osborne, as Trustee of the Richard M. Osborne Trust, Rebecca Howell, Stephen M. Rigo, Marty Whelan, and Thomas J. Smith, Lightning Pipeline Company, Inc. (“Lightning Pipeline”), Great Plains Natural Gas Company (“Great Plains”), Brainard Gas Corp. (“BGC”, and together with Lightning Pipeline and Great Plains, the “Companies” and each a “Company”) and three to-be-formed wholly-owned Ohio subsidiary corporations of Assignor (each an “Acquisition Sub”);
     WHEREAS, the Merger Agreement provides for three separate mergers whereby an Acquisition Sub will merge with and into each Company and the Companies will survive the mergers, becoming three separate wholly-owned subsidiaries of Assignee (collectively, the “Merger Transaction”);
     WHEREAS, on August 3, 2009, Assignor completed a holding company reorganization, and Assignor thereby became a wholly-owned operating subsidiary of Assignee (collectively, the “Holding Company Reorganization”);
     WHEREAS, one purpose of the Holding Company Reorganization was to permit Assignor to complete acquisitions, such as the Merger Transaction, more efficiently; and
     WHEREAS, the Merger Transaction has not yet been completed and the parties hereto desire that the Assignee be a party to the Merger Agreement rather than Assignor.
AGREEMENT
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties intending to be legally bound, agree as follows:
     1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement.
     2. Assignment. Assignor hereby assigns to Assignee all of its rights and obligations under the Merger Agreement.
     3. Assumption. Assignee hereby assumes all of the rights and obligations of Assignor under the Merger Agreement, and agrees to abide by and perform all terms, covenants and conditions of Assignor under the Merger Agreement.

     4. Further Assurances. Subject to the terms of this Agreement, the parties hereto shall take all reasonable and lawful action as may be necessary or appropriate to cause the intent of this Agreement to be carried out.
     5. Successors and Assigns. This Agreement shall be binding upon Assignor and Assignee, and their respective successors and assigns. The terms and conditions of this Agreement shall survive the consummation of the transfers provided for herein.
     6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to conflicts of law principles.
     7. Entire Agreement. This Agreement constitutes the entire agreement and supersede all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be modified or amended except by a writing executed by the parties hereto.
     8. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.
     9. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart.
[Signatures to Immediately Follow]

     This Assignment and Assumption Agreement is signed as of the date first written above.

Assignor		Assignee
ENERGY WEST, INCORPORATED		ENERGY, INC.

By:	/s/ Kevin J. Degenstein	By:	/s/ Jed D. Henthorne
	Name: Kevin J. Degenstein		Name: Jed D. Henthorne
	Title: President		Title: Vice President of Administration
Assignment and Assumption Agreement
Signature Page

3